Registration No. 333-102388

     As filed with the Securities and Exchange Commission on March 10, 2003

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                            FORM S-3 AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

SOUTHERN UNION COMPANY                                       Delaware                           75-0571592
SOUTHERN UNION FINANCING II                                  Delaware                        Application Pending
SOUTHERN UNION FINANCING III                                 Delaware                        Application Pending
(Exact name of Registrant as specified in its    (State or other Jurisdiction of     (I.R.S. Employer Identification
             Charter)                             Incorporation or Organization)              Number)

                          One PEI Center, Second Floor
                        Wilkes-Barre, Pennsylvania 18711
                                 (570) 820-2400
 (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

                         Dennis K. Morgan, Esq.                                         With a copy to:
                Executive Vice President-Administration                            Stephen A. Bouchard, Esq.
                     General Counsel and Secretary                               Fleischman and Walsh, L.L.P.
                         Southern Union Company                                  1400 Sixteenth Street, N.W.,
                      One PEI Center, Second Floor                                         Suite 600
                    Wilkes-Barre, Pennsylvania 18711                                Washington, D.C. 20036
                             (570) 820-2400                                             (202) 939-7911

 (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

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          Approximate Date of Commencement of Proposed Sale to Public:
         From time to time after the effective date of the Registration
        Statement, as determined by market conditions and other factors.

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     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. _X_

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. __

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __


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                         CALCULATION OF REGISTRATION FEE
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     Title of each class of securities to be registered           Amount to be       Proposed maximum         Amount of
                                                               registered (1) (2)   aggregate offering
                                                                      (3)              price (3) (4)      Registration Fee
------------------------------------------------------------- --------------------- -------------------- --------------------
------------------------------------------------------------- --------------------- -------------------- --------------------
  Debt securities, common stock, $1.00 par value, and
preferred stock, without par value, warrants to purchase
debt securities, common stock or preferred stock,
securities purchase contracts, securities purchase units
and depositary shares of Southern Union Company Debt
securities and warrants to purchase debt securities of
Southern Union Company (5)

  Trust preferred securities of Southern Union Financing II
and Southern Union Financing III (6)
  Guarantees of trust preferred securities of the Trusts by
Southern Union Company (6)
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                           TOTAL                                  $200,000,000         $200,000,000          $18,400 (7)
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(1) An indeterminate principal amount or number of debt securities, common stock, preferred stock, guarantees, warrants to purchase common stock, preferred stock and debt securities, stock purchase contracts, stock purchase units and depositary shares as may be issued in the event Southern Union Company elects to offer fractional interests in preferred stock and such indeterminate principal amounts or number of debt securities, common stock or preferred stock as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, warrants, or convertible or exchangeable debt securities, stock purchase contracts or stock purchase units or preferred stock that provides for exercise or conversion into or purchase of such securities of Southern Union Company and an indeterminate number of trust preferred securities of Southern Union Financing II and Southern Union Financing III (the "Trusts") as may from time to time be issued at indeterminate prices, with an aggregate offering price not to exceed $800,000,000. Debt securities may be issued and sold to the Trusts, in which event the debt securities may later be distributed to the holders of trust preferred securities.
(2) In the United States dollars or the equivalent thereof in any other currency, composite currency or currency unit as shall result in an aggregate initial offering price for all securities of $800,000,000.
(3) This amount represents the principal amount of any debt securities issued at their stated principal amount, the issue price of any debt securities issued at a discount from the stated principal amount, the issue price of any preferred stock, warrants to purchase common stock, preferred stock and debt securities, stock purchase contracts, stock purchase units, depositary shares and trust preferred securities and the amount computed pursuant to Rule 457(c) for any common stock.
(4) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.
(5) Also includes an indeterminate number of securities that may be issued upon exercise, conversion or exchange of or purchase pursuant to any securities registered hereunder that provide for conversion or exchange. Exclusive of accrued interest and distributions, if any.
(6) Includes the rights of holders of the trust preferred securities under the guarantees of trust preferred securities and back-up undertakings, consisting of obligations by Southern Union Company, as set forth in the declaration of trust, the applicable indenture and any supplemental indenture thereto, in each case, as further described in the registration statement. No separate consideration will be received for any guarantees or any back-up.
(7) Pursuant to Rule 429 under the Securities Act of 1933, Southern Union is carrying forward $400,000,000 of securities previously registered on its Registration Statement on Form S-3, File No. 333-71988, none of which have been issued or sold and for which it has paid $100,000 of registration fees at the then-effective rate, which are being applied in lieu of $100,000 of registration fees due at the present rate for the securities registered by this Registration Statement. Southern Union is also carrying forward $200,000,000 of securities registered on Form S-3, File No. 333-74696, none of which have been issued or sold and for which it has paid $47,800 of registration fees due at the then effective rate which are being applied in lieu of $47,800 of registration fees due at the present rate for the securities registered by this Registration Statement. Therefore, the Registration Fee for the current Registration Statement as calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933 is $18,400.

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     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus relating also to securities previously registered pursuant to the Registration Statements on Forms S-3 (File Nos. 333-71988 and 333-74696) and not issued, which other Registration Statement, as amended, previously filed by Southern Union Company has been declared effective. This Registration Statement constitutes Post-Effective Amendment No. 1 to each of Registration Statement No. 333-71988 and Registration Statement No. 333-74696 and such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.
                                      -ii-
     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED March 10, 2003

PRELIMINARY PROSPECTUS
                                  $800,000,000

                             SOUTHERN UNION COMPANY

           Debt Securities, Common Stock, Preferred Stock, Guarantees,
     Warrants to Purchase Debt Securities, Common Stock and Preferred Stock, Securities Purchase Contracts, Securities Purchase Units and Depositary Shares

                           SOUTHERN UNION FINANCING II
                          SOUTHERN UNION FINANCING III
         Trust Preferred Securities Guaranteed by Southern Union Company

         We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

         Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

Southern Union Company

         Southern Union Company may offer and sell the following securities:

         o  debt securities;
         o  common stock;
         o  preferred stock;
         o  guarantees of trust preferred securities;
         o warrants to purchase debt securities, common stock and preferred stock;
         o  securities purchase contracts and securities purchase units; and
         o  depositary shares.

The Southern Union Company Trusts

         Southern Union Financing II and Southern Union Financing III may offer and sell trust preferred securities guaranteed by Southern Union Company

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is _________, 2003.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission or the "SEC." By using a shelf registration statement, we may sell up to $800,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

         We have made statements in this prospectus and the documents that we incorporate by reference that constitute forward-looking statements that are based on current expectations, estimates and projections about the industry in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are outside the Company's control. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to put undue reliance on such forward-looking statements. Stockholders may review the Company's reports filed in the future with the Securities and Exchange Commission for more current descriptions of developments that could cause actual results to differ materially from such forward-looking statements.

         Factors that could cause or contribute to actual results differing materially from such forward-looking statements include the following: cost of gas; gas sales volumes; weather conditions in the Company's service territories; the achievement of operating efficiencies and the purchases and implementation of new technologies for attaining such efficiencies; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief; the outcome of pending and future litigation; governmental regulations and proceedings affecting or involving the Company; unanticipated environmental liabilities; changes in business strategy; the risk that the businesses acquired and any other businesses or investments that Southern Union has acquired or may acquire may not be successfully integrated with the businesses of Southern Union; the impairment or sale of investment securities; and the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets. These are representative of the factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions, and general economic conditions, including interest rate fluctuations, federal, state and local laws and regulations affecting the retail gas industry or the energy industry generally, and other factors.

         Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporate by reference. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

         We will not release publicly any revisions to these forward-looking statements reflecting events or circumstances after the date of this prospectus or reflecting the occurrence of unanticipated events, unless the securities laws require us to do so.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities being offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

         In addition, Southern Union files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at, and you may also obtain copies of this information by mail from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Southern Union, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Southern Union at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by subsequently incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

         We incorporate by reference the documents listed below that Southern Union has previously filed with the SEC. They contain important information about Southern Union and its financial condition.



               SEC Filings (File No. 1-6407)                               Date Filed
               -----------------------------                               ----------
Annual Report on Form 10-K for the fiscal year ended
 June 30, 2002 ......................................................   September 27, 2002
Proxy Statement Relating to the Annual Meeting of
 Shareholders to be held November 5, 2002 ...........................   October 7, 2002
Current Report on Form 8-K ..........................................   October 30, 2002
Quarterly Report on Form 10-Q for the period ended September 30, 2002   November 14, 2002
Current Report on Form 8-K ..........................................   January 2, 2003
Current Report on Form 8-K ..........................................   January 16, 2003
Current Report on Form 8-K ..........................................   January 30, 2003
Quarterly Report on Form 10-Q for the period ended December 31, 2002    February 14, 2003
Current Report on Form 8-K ..........................................   March 10, 2003

         We are also incorporating by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus until the termination of the offering of the securities offered by this prospectus. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibits are specifically incorporated by reference in such document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                         Attention: Richard N. Marshall
                  Director of Investor Relations and Treasurer
                             Southern Union Company
                                 One PEI Center
                        Wilkes-Barre, Pennsylvania 18711
                          Telephone No.: (570) 829-8600

         Separate financial statements of the trusts have not been included in this prospectus. Southern Union and the trusts do not consider such financial statements to be helpful because:

        o Southern Union beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the trusts (other than the beneficial interests represented by any trust preferred securities issued and sold). See "The Trusts," "Description of Securities - Trust Preferred Securities" and "Trust Guarantees."

        o Southern Union will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are in the same position with regard to assets of

              Southern Union as a holder of the subordinated debt securities to be issued by Southern Union.

        o In future filings under the Securities Exchange Act of 1934, an audited footnote to Southern Union's annual financial statements will state that all common securities issued by the trusts are owned by Southern Union, that the sole assets of the trusts are the subordinated debt securities of Southern Union having a specified total principal amount and that, considered together, Southern Union's obligations under the subordinated debt securities and the related agreements, including the guarantees, constitute a full and unconditional guarantee by Southern Union of the trusts' obligations under the trust preferred securities.

        o Each trust is a special purpose entity, has not engaged in any activity since its creation, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "The Trusts."

                             SOUTHERN UNION COMPANY

         Southern Union's principal line of business is the distribution of natural gas as a public utility in Missouri, Pennsylvania, Rhode Island and Massachusetts. Southern Union's principal operating divisions are:

        o Missouri Gas Energy, headquartered in Kansas City, Missouri, serving approximately 498,000 customers in central and western
           Missouri (including Kansas City, St. Joseph, Joplin and Monett);

        o PG Energy, headquartered in Wilkes-Barre, Pennsylvania, serving approximately 157,000 customers in northeastern and central Pennsylvania (including Wilkes-Barre, Scranton and Williamsport); and

        o New England Gas Company, headquartered in Providence, Rhode Island, serving approximately 295,000 customers in Rhode Island and Massachusetts (including Providence, Newport and Cumberland, Rhode Island and Fall River, North Attleboro and Somerset, Massachusetts).

         Previously Southern Union's utility operations included Southern Union Gas, headquartered in Austin, Texas, which served approximately 535,000 customers in Texas (including Austin, Brownsville, El Paso, Galveston, Harlingen, McAllen and Port Arthur). On October 16, 2002, Southern Union entered into a definitive agreement with ONEOK, Inc. ("ONEOK"), of Tulsa, Oklahoma, to sell Southern Union Gas Company, its Texas division, and related assets to ONEOK for approximately $420 million in cash. After receiving necessary consents and approvals, this transaction closed effective January 1, 2003.

         The diverse geographic area of Southern Union's natural gas utility distribution systems should reduce the overall sensitivity of Southern Union's operations to weather risk and local economic conditions.

         Southern Union and its subsidiaries seek to support and expand their natural gas and other energy sales and capitalize on their energy expertise. Southern Union subsidiaries operate or manage natural gas pipeline systems and generate electricity. Central to all of Southern Union's present businesses and strategies is the distribution and transportation of natural gas. The Company recently entered into agreements involving two interstate natural gas pipeline companies:

        o On December 21, 2002, Southern Union entered into agreements with respect to the purchase of the Panhandle Eastern Pipe Line Company from a subsidiary of CMS Energy Corporation for approximately $1.8 billion, which includes $1.166 billion in gross Panhandle debt. The transactions are expected to close by Spring 2003 following clearance by the Federal Trade Commission under the Hart-Scott-Rodino Act and certain state regulatory approvals. Panhandle is primarily engaged in the interstate transmission and storage of natural gas, and operates a large natural gas pipeline network in the Mid-Continent.

        o On November 20, 2002, Energy Worx, Inc., a wholly-owned subsidiary of the Company, entered into a Management Services Agreement with Southern Star Central Corp. whereby Energy Worx agreed to provide management services with respect to the interstate natural gas pipeline business conducted by Southern Star Central and its subsidiaries, which
                                      -6-
              subsidiaries presently include Southern Star Central Gas Pipeline, Inc. (formerly known as, Williams Central Gas Pipeline, Inc.) and Western Frontier Pipeline Company, which were purchased by Southern Star Central from Williams Gas Pipeline Company, LLC on November 15, 2002.

         Southern Union is a sales and market-driven energy company whose management is committed to achieving profitable growth in an increasingly competitive business environment. Southern Union's strategies for achieving these objectives principally consist of:

        o     promoting new sales opportunities and markets for natural gas;

        o     enhancing financial and operating performance;

        o expanding Southern Union through development of existing utility businesses and possibly by acquiring selective new utility distribution companies, regulated interstate pipeline businesses and other energy service businesses;

        o     selectively investing in complementary businesses; and

        o partnering with companies which complement Southern Union's existing customer service and core utility business or provide equity funding.

         Southern Union's management develops and continually evaluates these strategies and their implementation by applying its experience and expertise in analyzing the energy industry, technological advances, market opportunities and general business trends. Each of these strategies, as implemented throughout Southern Union's existing businesses, reflects its commitment to enhancing shareholder value.

         Southern Union's corporate headquarters are located at One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711, where its telephone number is
(570) 820-2400.

                                   THE TRUSTS

         Southern Union Financing II and Southern Union Financing III are each a statutory business trust created under Delaware law through the execution of a trust agreement and the filing of a certificate of trust with the Delaware Secretary of State on March 28, 1995. At the time of public issuance of trust preferred securities by a trust, the related trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement which includes this prospectus. The amended and restated trust agreement is referred to as the "trust agreement." Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust exists for the exclusive purposes of:

        o issuing and selling to the public the trust preferred securities, representing undivided beneficial interests in the assets of the trust;

        o issuing and selling to Southern Union common securities, representing undivided beneficial interests in the assets of the trust;

        o investing the gross proceeds from the sale of the trust preferred securities and the common securities in subordinated debt securities issued by Southern Union;

        o distributing the cash payments it receives from the subordinated debt securities owned by it to the holders of the trust preferred securities and the common securities; and

        o engaging in those other activities necessary or incidental to these purposes.

         Each trust has a term of approximately 55 years from formation, but may terminate earlier as provided in the trust agreement.

         The proceeds from the offering and the sale of the common securities and the trust preferred securities will be used by each trust to purchase from Southern Union subordinated debt securities in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The subordinated debt securities will bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and will have certain redemption terms which correspond to the redemption terms for the common securities and the trust preferred securities. The subordinated debt securities will rank subordinate in right of payment to all of Southern Union's senior indebtedness (as defined herein). Distributions on the common securities and the trust preferred securities issued by a trust may not be made unless the trust receives corresponding interest payments from Southern Union on the subordinated debt securities held by it. Southern Union will irrevocably guarantee, on a subordinated basis and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand at the trust. Each guarantee will be unsecured and will be subordinate to all senior indebtedness of Southern Union. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), each trust may be liquidated and the holders of the common securities and trust preferred securities could receive subordinated debt securities in lieu of any liquidating cash distribution.

         All of the trust common securities will be owned by Southern Union. Southern Union will, directly or indirectly, in connection with an offering of trust preferred securities by a trust, purchase common securities of the trust in an aggregate liquidation amount equal to 3% of the total capital of the trust.

         Each trust initially will have four trustees. Two of the trustees will be persons who are employees or officers of or who are affiliated with Southern Union and will be referred to as the administrative trustees. The third trustee will be a financial institution that is unaffiliated with Southern Union, which trustee will serve as property trustee under the applicable trust agreement and as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. Wilmington Trust Company will be the property trustee until removed or replaced by the holder of the common securities. Wilmington Trust Company will also act as the Delaware trustee, the fourth trustee, for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities. Wilmington Trust Company will also act as guarantee trustee under each trust guarantee. See "Description of the Trust Guarantees."

         The property trustee will hold title to the subordinated debt securities for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will have the power to exercise all rights, powers and privileges under the applicable indenture as the holder of the subordinated debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the common securities and the trust preferred securities.

The property trustee will make payments of the distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities.

         Southern Union, as the holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Southern Union will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be administrative trustees. Southern Union will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

         The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the applicable trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

         The office of the Delaware trustee for each trust is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The address for each trust is c/o Southern Union Company, One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711, telephone (570) 820-2400.

                                 USE OF PROCEEDS

         The net proceeds received by Southern Union from the issuance of the offered securities will be used for general corporate purposes, including:

        o repurchases of outstanding long-term debt securities and redemptions of other outstanding trust preferred securities and guarantees;

        o repayment of other borrowings, including short-term borrowings under bank credit agreements; and

        o as otherwise disclosed in any supplement to this prospectus.

         The proceeds received by each of the trusts from the sale of its trust preferred securities and common securities will be invested in subordinated debt securities issued by Southern Union and Southern Union in turn will use the proceeds from the issuance of subordinated debt securities for the purposes stated above.

         The prospectus supplement for a particular offering will provide a more detailed description of the use of the net proceeds from such offering. Southern Union may invest any funds it does not require immediately in marketable securities and short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges on an historical basis for each of the five years in the period ended June 30, 2002, and for the six-month period ended December 31, 2002. For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of debt discount or premium and an estimate of interest implicit in rentals.

                                                            Year Ended June 30,
                                                      --------------------------------
                                  Six Months Ended
                                 December 31, 2002    2002   2001   2000   1999   1998
                                 -----------------    ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges      1.29          1.05   1.59      -*     -*     -*
                                        ====          ====   ====   ====   ====   ====



* The earnings were inadequate to cover fixed charges by approximately $12.4 million, $13.5 million and $16.1 million for the years ended June 30, 2000, 1999 and 1998, respectively. In accordance with generally accepted accounting principles, the Company did not allocate interest expense or other corporate costs to discontinued operations for all periods presented, resulting in the recognition of losses from continuing operations for the years ended June 30, 2000, 1999 and 1998. All outstanding debt of Southern Union Company and subsidiaries is maintained at the corporate level and no debt was assumed by ONEOK, Inc. in the sale of the Company's Texas Operations, effective January 1, 2003.

                            DESCRIPTION OF SECURITIES

         The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

        o the indenture between Southern Union and JP Morgan Chase Bank, as trustee, relating to the issuance of each series of senior debt securities by Southern Union (the "senior indenture");

        o the indenture between Southern Union and JP Morgan Chase Bank, as trustee, relating to the issuance of each series of subordinated debt securities by Southern Union (the "subordinated indenture");

        o     the Declaration of each trust; and

        o Southern Union's guarantee of the trust preferred securities issued by each trust.

         Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

                         DESCRIPTION OF DEBT SECURITIES

         Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that Southern Union may offer by this prospectus. The debt securities may be issued as either senior debt securities or subordinated debt securities.

         The senior debt securities will be governed by the senior indenture and the subordinated debt securities will be governed by the subordinated indenture. Each indenture gives the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the accompanying prospectus supplement relating to such series of debt securities.

         Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. Whenever we refer to defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. Keep in mind that it is the indentures and not this summary that defines your rights. There may be other provisions which also are important to you. Each indenture is filed as an exhibit to the registration statement that includes this prospectus. See "Where
You Can Find More Information" for information on how to obtain a copy of the indentures.

General

         Southern Union may issue an unlimited amount of debt securities under the indentures in one or more series. The Company is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The debt securities of Southern Union will be unsecured obligations of the Company.

         Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of Southern Union or in one or more officers' certificates of Southern Union pursuant to a supplemental indenture or a board resolution, both of which will be made publicly available in a filing we will make with the SEC with respect to any offering of debt securities. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

        o the title and type of the debt securities;

        o the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

        o the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

        o the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

        o the interest rate which the debt securities will bear and the interest payment dates for the debt securities - any optional redemption periods;

        o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

        o any changes to or additional events of default or covenants;

        o any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

        o any conversion privileges, and the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

        o restrictions on the declaration of dividends on our capital stock (other than dividends in such stock) or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

        o any other terms of the debt securities.

Ranking

         The senior debt securities will be our unsecured and unsubordinated obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, except that the senior debt securities will be senior in right of payment to any subordinated indebtedness which states in its terms that it is subordinate to the senior debt securities. We have outstanding debt securities which are secured by mortgages on assets in our PG Energy and New England divisions. As a result, those securities have priority with respect to those mortgaged assets. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to our prior payment in full of our senior debt, to the extent and in the manner set forth under the caption "--Subordination" below and as may be set forth in a prospectus supplement from time to time. The debt securities are obligations of Southern Union exclusively, and are not the obligations of any of our subsidiaries.

Denominations

         The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or such lesser amount as may be indicated in a prospectus supplement for a specific series of debt securities, or bearer form of $5,000 each, or global form.

Covenants

         Under the indentures, we will:

        o pay the principal of, and interest and any premium on, the debt securities when due;

        o maintain a place of payment;

        o deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

        o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.


Consolidations, Mergers and Sales

         The indenture provides that we will not consolidate with or merge with or into any other entity, or convey, transfer or lease, or permit one or more of our subsidiaries to convey, transfer or lease, all or substantially all of our properties and assets on a consolidated basis to any entity, unless:

        o either we are the continuing corporation or such corporation or entity assumes by supplemental indenture all of our obligations under the debt securities and their respective indentures;

        o no default or event of default is existing immediately after the transaction; and

        o the surviving entity is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia.

Liens

         Pursuant to the indenture, we will not, and we will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any property or assets owned by us or any of our subsidiaries, and we will not permit any of our subsidiaries to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any subsidiary (such shares of stock or debt of any subsidiary being called "restricted securities"), unless

        o in the case of new debt which is expressly by its terms subordinate or junior in right of payment to the applicable series of debt securities, the applicable series of debt securities are secured by a lien on such property or assets that is senior to the new lien with the same relative priority as such subordinated debt has with respect to the applicable series of debt securities; or

        o in the case of liens securing new debt that is ranked equally with the applicable series of debt securities, the applicable series of debt securities are secured by a lien on such property or assets that is equal and ratable with the new lien, except that any lien securing such debt securities may be junior to any lien on our accounts receivable, inventory and related contract rights securing debt under our revolving credit facility.

These restrictions do not prohibit Southern Union from creating any of the following liens:

         (1) any liens on any of our property, assets or restricted securities or those of any subsidiary existing as of the date of the first issuance by us of the debt securities issued pursuant to the indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities issued pursuant to the indenture, subject to the provisions of subsection (8) below;

         (2) liens on any property or assets or restricted securities of any corporation existing at the time such corporation becomes a subsidiary, or arising after such time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a subsidiary and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a subsidiary;

         (3) liens on any of our property, assets or restricted securities or those of any subsidiary existing at the time of acquisition of such property, assets or securing the payment of all or any part of the purchase price or construction cost of such property, assets or restricted securities, or securing any debt incurred prior to, at the time of or within 120 days after the later of the date of the acquisition of such property, assets or restricted securities or the completion of any such construction, for the purpose of financing all or any part of the purchase price or construction cost;

         (4) liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets or to secure debt incurred by us or any of our subsidiaries prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any related costs;

         (5) liens in favor of the trustee for the benefit of the holders and subsequent holders of the debt securities securing the debt securities;

         (6) liens secured by any of our property or assets or those of any subsidiary that comprise no more than 20% of Consolidated Net Tangible Assets (as defined under "Terms Described in the Indenture" below);

         (7) liens which secure senior indebtedness owing by a subsidiary to us or to another subsidiary; and

         (8) any extension, renewal, substitution or replacement in whole or in part, of any of the liens referred to above or the debt secured by the liens; provided that:

                  (a) such extension, renewal, substitution or replacement lien will be limited to all or any part of the same property, assets or restricted securities that secured the prior lien plus improvements on such property and plus any other property or assets not then owned by us or one of our subsidiaries or constituting restricted securities; and

                  (b) in the case of items (1) through (3) above, the debt secured by such lien at such time is not increased.

If we give a guarantee that is secured by a lien on any property or assets or restricted securities, or we create a lien on any property or assets or restricted securities to secure debt that existed prior to the creation of such lien, the indenture will deem that we have created debt in an amount equal to the principal amount guaranteed or secured by such lien. The amount of debt secured by liens on property, assets and restricted securities will be computed without cumulating the indebtedness with any guarantee or lien securing the same indebtedness.

Limitation on Sale and Leaseback Transactions

         The indentures also provide that we will not, nor will we permit any of our subsidiaries to, engage in a sale-leaseback transaction, unless:

         (1) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

         (2) we or any of our subsidiaries, within 180 days after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to the repayment, redemption or retirement of our funded debt or funded debt of any such subsidiary; or

         (3) the Attributable Debt (as defined below under "Terms Described in the Indenture") from such sale-leaseback transaction, together with all other sale and leaseback transactions entered into after the date of the first issuance by us of debt securities pursuant to the indenture other than sale-leaseback transactions permitted by clauses (1) and (2) above does not exceed 20% of our Consolidated Net Tangible Assets (as defined below under "Terms Described in the Indenture" below).

Events of Default

         The indentures provide that any one of the following events is an event of default:

         o failure to pay any interest or any additional amounts due on any debt security, or of any coupon, for 30 days;

         o failure to pay the principal of or any premium on any debt security when due, whether at maturity, upon redemption, by declaration or otherwise;

         o failure to perform any other covenant or agreement in the indenture which continues for 60 days after written notice is given to us by the trustee or the holders of at least 25% of the outstanding debt securities of that series;

         o cross-acceleration of our other debt in excess of 10% of our consolidated net worth;

         o events in any bankruptcy, insolvency or reorganization of our company;

         o any other event of default listed in the indenture for debt securities of that series.

         We are required to file annually with the trustee an officer's certificate as to our compliance with all conditions and covenants under the indenture. The indenture permits the trustee to withhold notice to the holders of debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, any debt securities or the payment of any sinking fund installment with respect to such securities, if the trustee considers it in the interest of the holders of debt securities to do so.

         If an event of default, other than events with respect to our bankruptcy, insolvency and reorganization or that of any of our significant subsidiaries, occurs and is continuing with respect to debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. If our bankruptcy, insolvency or reorganization, or that of any of our significant subsidiaries, causes an event of default for debt securities of a particular series, then the principal of all the outstanding debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the trustee or any holder.

         If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of such series (other than duties listed in the indenture), unless such holders offer to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the trustee to comply with the holders' request. If they provide this indemnity to the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power given to the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the indenture that may subject the trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

         The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series and any related coupons, waive any past default under the indenture with respect to such series and its consequences, except a default:

        o in the payment of the principal of (or premium, if any) or interest on or additional amounts payable in respect of any debt security of such series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the trustee; or

        o in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment.

Modification or Waiver

         We and the trustees may modify and amend the indentures with the consent of the holders of not less than a majority in principal amount of all outstanding indenture securities or any series that is affected by such modification or amendment. The consent of the holder of each outstanding debt security of a series is required in order to:

        o change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any debt security of such series;

        o reduce the principal amount or the rate of interest on or any additional amounts payable, or any premium payable upon the redemption of such series;

        o change our obligation to pay additional amounts in respect of any debt security of such series;

        o reduce the amount of principal of a debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that debt security;

        o adversely affect any right of repayment at the option of the holder of any debt security of such series;

        o change the place or currency of payment of principal of, or any premium or interest on, any debt security of such series;

        o impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt security or any redemption date or repayment date for the debt security;

        o reduce the percentage of holders of outstanding debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the indenture or reduce the requirements for voting or quorum described below;

        o  modify the change of control provisions, if any;

        o reduce the percentage of outstanding debt securities of such series necessary to waive any past default; or

        o  modify any of the above requirements.

         We and the trustees may modify and amend the indentures without the consent of any holder for the following purposes:

        o to evidence the succession of another entity to us as obligor under an indenture;

        o to add to our covenants for the benefit of the holders of all or any series of debt securities;

        o to add events of default for the benefit of the holders of all or any series of debt securities;

        o to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

        o to change or eliminate any provisions of the indentures but only if any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

        o to establish the form or terms of debt securities of any series and any related coupons;

        o  secure the debt securities;

        o to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indentures by more than one trustee; and

        o to change the indentures with respect to the authentication and delivery of additional series of debt securities, in order to cure any ambiguity, defect or inconsistency in the indentures, but only if such action does not adversely affect the interest of holders of debt securities of any series in any material respect.

         The indentures contain provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the trustee and also by such trustee pursuant to a request made to the trustee by us or the holders of at least 10% in principal amount of the debt securities of such series outstanding. In any case, notice must be given as provided in the indentures. Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series, except for any consent that must be given by the holder of each debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the indentures at any duly held meeting of holders of debt securities of any series will be binding on all holders of the debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the debt securities of a series outstanding, unless a specified percentage in principal amount of the debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. However, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indentures expressly provide may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected, or of the holders of such series of debt securities and one or more additional series, then:

        o   there will be no minimum quorum requirement for such meeting; and

        o the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indentures.

Defeasance

         We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

         Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

Financial Information

         While the debt securities are outstanding, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if we stop being subject to those sections, and we will also provide to all holders and file with the trustee copies of such reports and documents within 15 days after filing them with the SEC or, if our filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after we would have been required to file such reports and documents if permitted, in each case at our cost.

Terms Described in the Indentures

         Attributable Debt means, with respect to a lease under which any entity is liable for a term of more than 12 months, the total net amount of rent required to be paid by the entity under such lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of the rent to the date that the Attributable Debt is being determined at a rate equal to the weighted average of the interest rates borne by the outstanding debt securities, compounded monthly. The net amount of rent required to be paid under any lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding any amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount of rent will include the lesser of:

        o the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, and

        o the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

         Consolidated Net Tangible Assets means the total amount of our assets and those of our consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting:

        o all current liabilities (excluding any current liabilities that are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount of the Consolidated Net Tangible Assets is being computed) and
        o all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

Payment, Registration and Transfer

         Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by checks mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

         We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

         The debt securities may be issued as registered securities or bearer securities. Registered securities will be securities recorded in the securities register kept at the corporate office of the trustee for the trust that issued that series of securities. A bearer security is any debt security other than a registered security. Registered securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations. If (but only if) provided for in any prospectus supplement, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, bearer securities surrendered in a permitted exchange for registered securities between a regular record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest. Interest will not be payable on such date on the registered security issued in exchange for such bearer security but will be payable only to the holder of such coupon when due, in accordance with the terms of the indenture. Unless otherwise specified in any prospectus supplement, bearer securities will not be issued in exchange for registered securities.

         In the event of any redemption of debt securities, we will not be required to:

        o issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption if debt securities of the series are issuable only as registered securities, (b) the day of mailing of the relevant notice of redemption if the debt securities of the series are also issuable as registered securities and there is no publication, and (c) the day of the first publication of the relevant notice of redemption if the debt securities are issuable as bearer securities.

        o register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

        o exchange any bearer security selected for redemption, except to exchange such bearer security for a registered security of that series and like tenor that simultaneously is surrendered for redemption; or

        o issue, register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

Subordination

         Unless indicated differently in a prospectus supplement, Southern Union's subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of its senior debt. This means that, upon:

        (a) any distribution of the assets of Southern Union upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

        (b)    acceleration of the maturity of the subordinated debt securities;
               or

        (c) a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

        (d) acceleration of the maturity of any senior debt as a result of a default, the holders of all of Southern Union's senior debt will be entitled to receive:

                o in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt;

                o and in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

         before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

         "Senior debt" means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed;

        o indebtedness of Southern Union for money borrowed by Southern Union or evidenced by securities, debentures (other than the subordinated debt securities), bonds or similar instruments issued by Southern Union, including any of Southern Union's mortgage bonds;

        o     capital lease obligations of Southern Union;

        o obligations of Southern Union incurred for deferring the purchase price of property, with respect to conditional sales, or under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        o obligations of Southern Union with respect to letters of credit, banker's acceptances, security purchase facilities or similar credit transitions; and

        o all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Southern Union or in effect guaranteed by Southern Union.

         Due to the subordination, if assets of Southern Union are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

         The subordinated debt securities, the subordinated indenture and the trust preferred securities guarantee do not limit Southern Union's ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities and trust preferred securities guarantees. Southern Union expects that it will incur substantial additional amounts of indebtedness in the future.

Conversion Rights

         The terms and conditions of any series of debt securities being offered that are convertible into common stock of Southern Union will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the company issuing the debt securities, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that such series of debt securities are redeemed.

Governing Law

         Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF SOUTHERN UNION'S
                        COMMON STOCK AND PREFERRED STOCK

         Unless indicated differently in a prospectus supplement, this section describes the terms of Southern Union's common stock and preferred stock. The following description of Southern Union's common stock and preferred stock is only a summary. The description of Southern Union's preferred stock is qualified in its entirety by reference to the certificate of incorporation and bylaws of Southern Union. Keep in mind that it is the certificate of incorporation and the bylaws that will define your rights as a holder of either Southern Union common stock or Southern Union preferred stock. Therefore, you should read carefully the more detailed provisions of Southern Union's restated certificate of incorporation, as amended, and Southern Union's bylaws, as amended, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

         The authorized capital stock of Southern Union consists of (1) 200,000,000 shares of Southern Union common stock, par value $1 per share, and
(2) 6,000,000 shares of preferred stock, no par value. As of December 31, 2002, there were 55,554,856 issued and outstanding shares of Southern Union common stock and no shares of Southern Union preferred stock issued and outstanding. No other classes of capital stock are authorized under the Southern Union restated certificate of incorporation, as amended. The issued and outstanding shares of Southern Union common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

                           SOUTHERN UNION COMMON STOCK

         Except with respect to the election of directors, the holders of Southern Union common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. At all elections of directors of Southern Union, the holders of Southern Union common stock is entitled to that number of votes which equals the number of shares held by such stockholder multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single nominee or distribute them among the nominees as such stockholder deems appropriate.

         The holders of Southern Union common stock are entitled to receive dividends as and when declared by the Southern Union board out of funds legally available therefore, subject to any preferential dividend rights of outstanding shares of Southern Union preferred stock.

         Subject to the rights of holders of Southern Union cumulative preferred stock, upon liquidation, dissolution or winding up of Southern Union, the holders of Southern Union common stock are entitled to receive ratably the net assets of Southern Union available after the payment of all debts and other liabilities.

         Holders of Southern Union common stock have no preemptive, subscription, redemption or conversion rights.

Other Considerations Relating to Southern Union Common Stock

         In September of 2000, Southern Union completed its acquisition of Fall River Gas and ProvEnergy. Southern Union is a Delaware corporation. As discussed above, the rights of a holder of Southern Union's restated certificate of incorporation are presently governed by Southern Union's restated certificate of incorporation and by bylaws and the Delaware General Corporation Law ("DGCL"). In effecting the merger with Fall River Gas and ProvEnergy, Southern Union also became subject to the provisions of Chapter 164 of Massachusetts General Law ("MGL"), which governs the rates and terms of service provided by gas and electric utilities operating in Massachusetts.

         Following the merger with Fall River Gas, Southern Union has continued to exist as a Delaware corporation and Southern Union's restated certificate of incorporation and bylaws have survived, rather than those of Fall River Gas. As a gas utility operating in Massachusetts, Southern Union is exempt from the provisions of Massachusetts business law (Chapter 156B), except to the
                                      -23-
extent that any provisions are incorporated into Chapter 164. Chapter 164 incorporates only minor aspects of the corporate governance provisions of Chapter 156B. But for a limited exception discussed below, there are no material differences between those provisions and the provisions of DGCL.

         With respect to Southern Union, the single material difference between the provisions of Chapter 164 and the DGCL pertains to the requirements of shareholder approval in the limited circumstance where there is a merger involving Southern Union and another gas utility operating in Massachusetts. This type of transaction would require approval by the Massachusetts Department of Telecommunications and Energy ("MDTE"). The applicable provision of Chapter 164 requires a vote approving the merger by two-thirds of the Company's shareholders; whereas, under DGCL, only a majority of shareholders must approve a merger. It remains Southern Union's intention while conducting its corporate governance activities to comport with the requirements of DGCL; however, in these limited circumstances, namely a future merger between Southern Union and another gas or electric utility operating in Massachusetts subject to Chapter 164, the Company would have to abide by the more stringent requirement of the MGL to obtain a two-thirds shareholder vote in favor of the merger in order to receive approval for the transaction from the MDTE. However, in meeting this requirement of Chapter 164 of the MGL, the Company would also have met the lower threshold required by the DGCL.

         In addition, a company operating as a utility in either Massachusetts or Rhode Island, cannot issue a stock dividend without approval from the MDTE or the Rhode Island Public Utilities Commission ("RIDPUC"), as applicable. Historically, we have had a policy of declaring and distributing an annual 5% stock dividend. Since our 2001 dividend, we have sought and received approval for such dividend from both agencies.

         The registrar and transfer agent for the Southern Union common stock is BankBoston, N.A. c/o EquiServe, L.P.

                         SOUTHERN UNION PREFERRED STOCK

         Southern Union, by resolution of the Southern Union board and without any further vote or action by the holders of Southern Union common stock, has the authority, subject to certain limitations, to issue up to an aggregate of 6,000,000 shares of Southern Union preferred stock in one or more classes or series, and to determine the designation and the number of shares of any class or series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Currently, there are no shares of Southern Union preferred stock outstanding.

         Prior to the issuance of shares of each series of Southern Union preferred stock, the Board of Directors is required to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware with respect to the preferred stock, both of which we will make publicly available in a filing we will make with the SEC with respect to any offering of debt securities. The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

(a) the number of shares constituting that series and the distinctive designation of each such series;
                                      -24-

(b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

(c) whether each series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) whether each series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) whether or not the shares of each series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case or redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and if so, the terms and amount of such sinking fund;

(g) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of Southern Union, and the relative rights of priority, if any, of payment of shares of each series; and

(h) any other relative rights, preferences and limitations of each series.

         All shares of Southern Union preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

         In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of Southern Union preferred stock being offered:

(a) the number of shares of the Southern Union preferred stock offered, the liquidation preference per share and the offering price of the Southern Union preferred stock;

(b) the procedures for any auction and remarketing, if any, for the Southern Union preferred stock;

(c)           any listing of the preferred stock on any securities exchange; and

(d) a discussion of any material and/or special United States federal income tax considerations applicable to the Southern Union preferred stock.

Rank

         The Southern Union preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

(a) senior to all classes or series of Southern Union common stock and to all of our equity securities ranking junior to the Southern Union preferred stock;

(b) on a parity withal of the Southern Union's equity securities the terms of which specifically provide that the equity securities rank on a parity with the Southern Union preferred stock; and

(c) junior to all of Southern Union's equity securities the terms of which specifically provide that the equity securities rank senior to the Southern Union preferred stock.

                             DESCRIPTION OF WARRANTS

         This section describes the general terms of the warrants that Southern Union may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

         Southern Union may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be made publicly available in a filing we will make with the SEC with respect to any offering of warrants.

Debt Warrants

         Southern Union may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

         The debt warrants are to be issued under debt warrant agreements to be entered into between us and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be made publicly available in a filing we will make with the SEC with respect to any offering of equity warrants.

         The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable;

        o the title of the debt warrants;

        o the initial offering price;

        o the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;
                                      -26-

        o the currency or currency units in which the offering price, if any, and the exercise price are payable;

        o the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

        o the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

        o the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

        o if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

        o the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

        o if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

        o whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

        o anti-dilution provisions of the debt warrants, if any;

        o redemption or call provisions, if any, applicable to the debt warrants: and

        o any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

         Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

         We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities. The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warranty, will be made publicly available in a filing we will make with the SEC with respect to any offering of equity warrants.
                                      -27-

         The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable;

        o  the title of the equity warrants;

        o  the initial offering price;

        o the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

        o the currency or currency units in which the offering price, if any, and the exercise price are payable;

        o if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

        o the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

        o if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

        o the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

        o if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

        o  anti-dilution provisions of the equity warrants, if any;

        o redemption or call provisions, if any, applicable to the equity warrants: and

        o any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

         Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

    DISCUSSION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

         This section describes the general terms of the securities purchase contracts and securities purchase units that Southern Union may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

         Southern Union may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of
                                      -28-
common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder's obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. The stock purchase contract will be made publicly available in a filing we will make with the SEC with respect to any issuance of stock purchase contracts and stock purchase units.

Debt Purchase Contracts and Debt Purchase Units

         Southern Union may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.
         The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder's obligations to purchase the securities under the debt purchase contracts, either
(a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original debt purchase contract. The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued, all of which will be made publicly available in a filing we will make with the SEC with respect to any issuance of debt purchase contracts and debt purchase units. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

         This section describes the general terms of the depositary shares Southern Union may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement
                                      -29-
may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

         Southern Union may, at its option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public. The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

         Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

         The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

         If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

         Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

         If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

         Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

         When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

         Southern Union and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement that (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

         Southern Union may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

        o the depositary has redeemed all related outstanding depositary shares;

        o all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

        o we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

         The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

         We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary
                                      -32-

         At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

         The following is a summary of the material terms and provisions of the trust preferred securities and the trust agreements. It summarizes only those portions of the trust preferred securities and the trust agreements which we believe will be most important in your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the trust agreements, and not this summary, that define your rights. There may be other provisions in the trust agreements which are also important to you. You should read the trust agreements themselves for a full description of their terms. A form of each trust agreement is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the form of each trust agreement.

         Each trust may issue one series of trust preferred securities having terms described in the prospectus supplement for that series. The trust agreement of each trust authorizes the establishment of no more than one series of trust preferred securities, which will represent undivided beneficial interests in the assets of the trust. The terms of the trust preferred securities, including distribution, redemption, voting and liquidation rights and any other preferred, deferred or other special rights or restrictions, will be described in the trust agreement or made part of the trust agreement by the Trust Indenture Act. The prospectus supplement for each specific series of trust preferred securities will state the terms for the trust preferred securities of that series, including:

        o  the distinctive designation of the trust preferred securities;

        o  the number of trust preferred securities to be issued;

        o the annual distribution rate (or method of determining such rate) and the date or dates upon which such distributions will be payable;

        o whether distributions on the trust preferred securities will be cumulative, and, if so, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

        o the amount or amounts which will be paid out of the assets of the trust to the holders of the trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

        o the obligation, if any, of the trust to purchase or redeem the trust preferred securities following an exercise by Southern Union of an option under the corresponding subordinated debt securities, and the terms and conditions of such purchases or redemptions;

        o the period or periods, if any, within which the terms and conditions, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder thereof into other property or cash;
                                      -33-

        o the voting rights, if any, of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of the trust preferred securities for specified actions or amendments to the trust agreement;

        o the additional payments, if any, which the trust will pay as a distribution as necessary so that the net amounts reserved by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature have been paid will not be less than the amount that would have been reserved and distributed by the trust, and the amount the holders of the trust preferred securities would have reserved, had no such taxes, duties assessments or governmental charges been imposed;

        o the terms and conditions, if any, upon which the subordinated debt securities held by the trust may be distributed to the holders of the trust preferred securities; and

        o any other relevant rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement and applicable law.

         All trust preferred securities offered by this prospectus will be guaranteed by Southern Union on a subordinated basis and to the extent described under "Description of the Trust Guarantees." Certain United States federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto.

         In connection with the issuance of trust preferred securities by a trust, that trust will issue one series of common securities having such terms, including distribution, redemption, voting and liquidation rights and such other preferred, deferred or other rights or restrictions as will be described in the trust agreement. Except as described below, the terms of the common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by that trust. The common securities will rank equally with, and payments will be made on the common securities pro rata with, the related trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payments in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will have the right to vote and the right to appoint, remove or replace any of the trustees of the related trust. All common securities will be directly or indirectly owned by Southern Union.

Effect of Obligations Under the Subordinated Debt Securities and the Guarantees

         The purpose of each trust is to issue the common securities and the trust preferred securities and to use the proceeds from such issuance to acquire subordinated debt securities from Southern Union.

         As long as payments of interest and other payments on the subordinated debt securities are made when due, such payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

        o the total principal amount of the subordinated debt securities will be equal to the sums of the total stated liquidation amount of the common securities and the trust preferred securities;
                                      -34-

        o the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the common securities and the trust preferred securities;

        o Southern Union will pay all, and no trust shall be obligated to pay any, of the trusts' costs, expenses, debts and liabilities (other than with respect to the common securities and the trust preferred securities); and

        o the trustees may not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

         Payments of distributions and other payments due on the trust preferred securities (to the extent funds for distributions and other payments are available to the trust) are guaranteed by Southern Union as and to the extent discussed under "Description of the Trust Guarantees" below. If Southern Union does not make interest payments on the subordinated debt securities purchased by a trust, it is expected that that trust will not have sufficient funds to pay distributions on the trust preferred securities. The Southern Union guarantees, which are for the purpose of ensuring that each trust performs its obligations to pay distributions on the trust preferred securities, do not apply to any payment of distributions unless and until the trusts have sufficient funds for the payment of distributions and other payments on the trust preferred securities. Each trust will have sufficient funds only if and to the extent that Southern Union has made a payment of interest or principal on the subordinated debt securities held by the trust as its sole asset. The Southern Union guarantee for a trust, when taken together with Southern Union's obligations under the subordinated debt securities held by that trust and the related indenture, and Southern Union's obligations under the applicable trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts due on the trust preferred securities issued by that trust.

         If Southern Union fails to make interest or other payments on the subordinated debt securities issued by a trust when due (taking account of any extension period), the applicable trust agreement provides a mechanism whereby the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated debt securities held by the trust. If a property trustee fails to enforce its rights under the subordinated debt securities, a holder of related trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Southern Union to enforce the property trustee's rights under the subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under a trust agreement, and such event is attributable to the failure of Southern Union to pay interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable (or, in the case of redemption, on the redemption date), then a holder of the related trust preferred securities may institute legal proceedings directly against Southern Union to obtain payment. If Southern Union fails to make payments under any guarantee, that guarantee provides a mechanism whereby the holders of the related trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against Southern Union to enforce the guarantee trustee's rights under a related guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

                       DESCRIPTION OF THE TRUST GUARANTEES
                                      -35-

         At the same time as a trust issues trust preferred securities, Southern Union will execute and deliver a trust guarantee for the benefit of the holders of the trust preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the indenture trustee, or guarantee trustee, under the trust guarantee.

         The following is a summary of the material terms and provisions of the trust guarantees. It summarizes only those portions of the trust guarantees which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the trust guarantees, and not this summary, which define your rights. There may be other provisions in the trust guarantees which are also important to you. You should read the trust guarantees themselves for a full description of their terms. A form of the trust guarantees is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the form of the trust guarantees.

General

         Under each trust guarantee, Southern Union will irrevocably and unconditionally agree, to the extent set forth therein, to pay the trust guarantee payments described below to the holders of the related trust preferred securities in the event they are not paid by or on behalf of the trust when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment.

         The following payments (referred to as trust guarantee payments) to the extent not paid by the related trust when due, will be subject to the related trust guarantee:

        o any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds available for payment at that time;

        o the redemption price of any trust preferred securities called for redemption, to the extent that the trust has funds available for payment at that time; and

        o upon voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of the subordinated debt securities to the holders of trust preferred securities or the redemption of all trust preferred securities), the lesser of:

                      the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities, to the extent that the trust has funds available for payment at that time; and

                      the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities.

         Southern Union's obligation to make a trust guarantee payment will be satisfied by direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the required amounts to the holders.

         Each trust guarantee will be a full, unconditional and irrevocable guarantee on a subordinated basis of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments. If Southern Union does not make interest payments on the subordinated debt securities purchased by a trust, that trust will not be able to pay distributions on the trust preferred securities issued by it and will not have funds available for such payment.

         Southern Union will, for each trust, through the trust guarantee, the trust agreement, the subordinated debt securities and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents will constitute such guarantee. It is only the combined operation of these documents that will have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

         Southern Union has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the trust guarantees, except that upon the occurrence and during the continuation of an event of default under the trust agreement, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Southern Union

         In each trust guarantee, Southern Union will covenant that it will not, if (1) there shall have occurred any event of which Southern Union has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the related indenture and (b) in respect of which Southern Union shall not have taken reasonable steps to cure,
(2) Southern Union shall be in default with respect to its payment of any obligations under the trust guarantee, or (3) Southern Union shall have given notice of its selection of an extension period as provided in the related indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing:

        o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Southern Union's capital stock or capital stock of any of its subsidiaries that are not wholly-owned (other than any stock dividend paid by Southern Union or any of its subsidiaries where the dividend stock is of the same type as that on which the dividend is being paid); or

        o make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Southern Union that rank equal or junior to the subordinated debt securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Southern Union where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the trust guarantees, (c) as a result of a reclassification of Southern Union's capital stock or the exchange or conversion of one series or class of Southern Union's capital stock for another series or class of Southern Union's capital stock, and (d) the purchase of fractional interest in shares of Southern Union's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

Modification of the Trust Guarantees; Assignment

         Except with respect to any changes which do not materially adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, no trust guarantee may be amended without the prior approval of the holders of not less than 66 % in liquidation amount of the related outstanding trust preferred securities. The manner of obtaining this approval of holders of the trust preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind the successors, assigns, receivers, trustees and representatives of Southern Union and will inure to the benefit of the holders of the trust preferred securities then outstanding.

Events of Default

         An event of default under a trust guarantee will occur upon Southern Union's failure to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the trust preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee.

         If the guarantee trustee fails to enforce the trust guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Southern Union to enforce the guarantee trustee's rights under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity. In addition, any holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against Southern Union to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced a guarantee or instituted a legal proceeding against the trust, the guarantee trustee or any other person or entity. Southern Union has waived any right or remedy to require that any action be brought just against the trust, the guarantee trustee or any other person or entity before proceeding directly against Southern Union.

         Southern Union will be required to provide annually to the guarantee trustee a statement as to the performance by it of certain of its obligations under each of the trust guarantees and as to any default in such performance. Southern Union will be required to file annually with the guarantee trustee an officer's certificate as to its compliance with all conditions under each of the trust guarantees.

Termination

         Each trust guarantee will terminate and be of no further force and effect upon the first to occur of:

        o full payment of the redemption price of all related trust preferred securities;

        o distribution of the subordinated debt securities to the holders of the related trust preferred securities in exchange for all the related trust preferred securities; or

        o full payment of the amounts payable upon liquidation of the related trust.

         Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

Status of the Trust Guarantees

         The trust guarantees will constitute unsecured obligations of Southern Union and will rank:

        o subordinate and junior in right of payment to all senior indebtedness of Southern Union in the same manner as the subordinated debt securities (See "Description of the Subordinated Debt Securities -- Subordination"); and

        o equally with the related subordinated debt securities and any other subordinated debt securities and related trust guarantees now or hereafter issued by Southern Union.

         The terms of the trust preferred securities provide that each holder thereof, by acceptance of the trust preferred securities, agrees to the subordination provisions and other terms of the related trust guarantee.

         The trust guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust guarantee without first instituting a legal proceeding against any other person or entity. The guarantees will be held for the benefit of the holders of the trust preferred securities. The guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the related trust or upon distribution of the subordinated debt securities to the holders of the trust preferred securities. The guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by Southern Union.

Information Concerning the Guarantee Trustee

         Prior to the occurrence of a default with respect to a trust guarantee and after the curing or waiving of all events of default with respect to that trust guarantee, the guarantee trustee undertakes to perform only those duties as are specifically set forth in that trust guarantee. In case an event of default has occurred and has not been cured or waived, the guarantee trustee will exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

         Southern Union and certain of its affiliates may, from time to time, maintain a banking relationship with the guarantee trustee.

Governing Law

         The trust guarantees will be governed by, and interpreted in accordance with, the laws of the State of New York.

                   DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General Summary
                                      -39-

         Following issuance of trust preferred securities by a trust, the trust will use the proceeds of such issuance to purchase subordinated debt securities from Southern Union. The subordinated debt securities may be issued in one or more series. Only one series of subordinated debt securities will be issued to a particular trust, or the property trustee of such trust. That trust will hold all of the subordinated debt securities of that series.

         Each series of subordinated debt securities will be issued under the Subordinated Debt Securities Indenture, dated as of May 10, 1995, between Southern Union and JP Morgan Chase Bank, as the subordinated debt securities trustee, as supplemented by a supplemental indenture for such series. The subordinated debt securities indenture, as so supplemented, will be called the "indenture."

         The following is a summary of the material terms and provisions of the subordinated debt securities and the indenture. It summarizes only those portions of the subordinated debt securities and indenture which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the indenture, and not this summary, that defines your rights. There may be other provisions in the indenture which are also important to you. You should read the indenture itself for a full description of its terms. Both the indenture and a form of the supplemental indenture will be made publicly available in a filing we make with the SEC with respect to any offering we make of subordinated debt securities. See "Where You Can Find More Information" for information on how to obtain a copy of the form of the indenture and form of supplemental indenture.

         Each series of subordinated debt securities will be direct, unsecured obligations of Southern Union. The subordinated debt securities will have a junior position to all of Southern Union's senior debt securities.

         The subordinated debt securities are issued to a trust or the property trustee of such trust in connection with the issuance of trust securities by such trust, such subordinated debt securities may be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the prospectus supplement relating to such trust preferred securities.

         The prospectus supplement with respect to the issuance of trust preferred securities will include a description of the specific terms of the subordinated debt securities issued to the trust. These terms will include some or all of the following:

        o  the title and type of the subordinated debt securities;

        o the total principal amount and the currency, if other than U.S. dollars, in which such subordinated debt securities are denominated;

        o the percentage of the principal amount at which the subordinated debt securities will be issued and any payments due if the maturity is accelerated;

        o the date on which the principal will be payable and the terms on which any such maturity date may be extended;

        o  the interest rate and the interest payment dates;

        o  any optional redemption provisions;
                                      -40-

        o any sinking fund or other provisions that would obligate Southern Union to repurchase or otherwise redeem some or all of the subordinated debt securities;

        o  any changes to or additional events of default or covenants;

        o any special tax implications of the subordinated debt securities, including provisions for original issue discount securities, if offered;

        o restrictions on the declaration of dividends on Southern Union's capital stock (other than dividends in such stock) or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

        o the rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period, and the duration of such extensions;

        o the subordination terms of the subordinated debt securities of such series;

        o any deletions from, modifications of or additions to the events of default or covenants with respect to such subordinated debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants described in this prospectus; and

        o  any other terms of such subordinated debt securities.

         For a description of the terms of any series of the subordinated debt securities, you should refer to the applicable prospectus supplement.

         The indenture does not limit the aggregate principal amount of subordinated debt securities that Southern Union may issue pursuant to that indenture. The indenture does not contain any provisions that would limit Southern Union's ability to incur debt. The indenture does not contain any provisions that protect the holders of the subordinated debt securities in the event that Southern Union engages in a highly leveraged transaction or other transaction in connection with a takeover attempt. Such a transaction could result in a decline in the credit rating of the subordinated debt securities.

         Under the indenture, Southern Union has the ability to issue debt securities with terms different from any debt securities it has already issued, without the consent of the holders of any previously issued series of subordinated debt securities.

Denominations

         Subordinated debt securities issued to a trust will be issued as registered securities in denominations and integrals thereof, as will be set forth in the applicable prospectus supplement.

Subordination

         The subordinated debt securities will be subordinated and junior in right of payment to the following indebtedness of Southern Union, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

        o indebtedness of Southern Union for money borrowed by Southern Union or evidenced by securities, debentures (other than the subordinated debt securities), bonds or similar instruments issued by Southern Union, including any of Southern Union's mortgage bonds;
                                      -41-

        o  capital lease obligations of Southern Union;

        o obligations of Southern Union incurred for deferring the purchase price of property, with respect to conditional sales, or under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        o obligations of Southern Union with respect to letters of credit, banker's acceptances, security purchase facilities or similar credit transitions; and

        o all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Southern Union or in effect guaranteed by Southern Union.

Covenants

         Under the subordinated indenture, Southern Union will:

        o pay the principal of, and interest and any premium on, the subordinated debt securities when due;

        o maintain a place of payment;

        o deliver a report to the subordinated debt securities trustee at the end of each fiscal year reviewing its obligations under the indenture; and

        o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

         For as long as any trust preferred securities are outstanding of either trust that holds, directly or indirectly through a property trustee of such trust, any subordinated debt securities, Southern Union will:

        o directly or indirectly maintain 100% ownership of the common securities of such trust; provided, however, that certain successors that are permitted under the indenture may succeed to Southern Union's ownership of such common securities; and

        o cause such trust to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust preferred securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

        o use its reasonable efforts to cause such trust to continue to be classified as a grantor trust for United States federal income tax purposes.

Consolidations, Mergers and Sales

         The subordinated indenture provides that Southern Union will not consolidate with or merge with or into any other entity, or convey, transfer or lease, or permit one or more of its subsidiaries to convey, transfer or lease, all or substantially all of their properties and assets on a consolidated basis to any other entity, unless Southern Union is the surviving corporation or:

        o such other entity assumes by supplemental indenture all of Southern Union's obligations under the indenture and the subordinated debt securities;

        o no default or event of default is existing immediately after the transaction;

        o the surviving entity is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States of America or the District of Columbia; and

        o certain other conditions are met.

Liens

         Pursuant to the indenture, Southern Union will not, and will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any property or assets owned by Southern Union or any of its subsidiaries, and Southern Union will not, and will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any subsidiary (such shares of stock or debt of any subsidiary being called "restricted securities"), unless

        o in the case of new debt which is expressly by its terms subordinate or junior in right of payment to the subordinated debt securities, the subordinated debt securities are secured by a lien on such property or assets that is senior to the new lien with the same relative priority as such subordinated debt has with respect to the subordinated debt securities; or

        o in the case of liens securing new debt that is ranked equally with the subordinated debt securities, the subordinated debt securities are secured by a lien on such property or assets that is equal and ratable with the new lien, except that any lien securing such subordinated debt securities may be junior to any lien on Southern Union's accounts receivable, inventory and related contract rights securing debt under Southern Union's revolving credit facility.

These restrictions do not prohibit Southern Union from creating any of the following liens:

         (1) any liens on any of our property, assets or restricted securities or those of any subsidiary existing as of the date of the first issuance by us of the debt securities issued pursuant to the indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities issued pursuant to the indenture, subject to the provisions of subsection (8) below;

         (2) liens on any property or assets or restricted securities of any corporation existing at the time such corporation becomes a subsidiary, or arising after such time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a subsidiary and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a subsidiary;

         (3) liens on any of our property, assets or restricted securities or those of any subsidiary existing at the time of acquisition of such property, assets or securing the payment of all or any part of the purchase price or construction cost of such property, assets or restricted securities, or securing any debt incurred prior to, at the time of or within 120 days after the later of the date of the acquisition of such property, assets or restricted securities or the completion of any such construction, for the purpose of financing all or any part of the purchase price or construction cost;
                                      -43-

         (4) liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets or to secure debt incurred by us or any of our subsidiaries prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any related costs;

         (5) liens in favor of the trustee for the benefit of the holders and subsequent holders of the debt securities securing the debt securities;

         (6) liens secured by any of our property or assets or those of any subsidiary that comprise no more than 20% of Consolidated Net Tangible Assets (as defined under "Terms Described in the Indenture" below);

         (7) liens which secure senior indebtedness owing by a subsidiary to us or to another subsidiary; and

         (8) any extension, renewal, substitution or replacement in whole or in part, of any of the liens referred to above or the debt secured by the liens; provided that:

                  (a) such extension, renewal, substitution or replacement lien will be limited to all or any part of the same property, assets or restricted securities that secured the prior lien plus improvements on such property and plus any other property or assets not then owned by us or one of our subsidiaries or constituting restricted securities; and

                  (b) in the case of items (1) through (3) above, the debt secured by such lien at such time is not increased.

         If Southern Union gives a guarantee that is secured by a lien on any property or assets or restricted securities, or creates a lien on any property or assets or restricted securities to secure debt that existed prior to the creation of such lien, the indenture will deem that Southern Union has created debt in an amount equal to the principal amount guaranteed or secured by such lien. The amount of debt secured by liens on property, assets and restricted securities will be computed without cumulating the indebtedness with any guarantee or lien securing the same indebtedness.

Election to Defer Payments of Interest

         Southern Union has the right, at any time during the term of subordinated debt securities, to defer payment of interest by extending the interest payment period of the subordinated debt securities for up to 20 consecutive quarters. If Southern Union has given notice of its election to defer payments or interest on subordinated debt securities issued to a trust or a related subordinated debt securities trustee by extending the interest payment period as provided in the indenture, then:

        o Southern Union will not, and will cause any subsidiary that is not its wholly-owned subsidiary not to, declare or pay dividends on, or make a distribution with respect to or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Southern Union's capital stock or the capital stock of any such subsidiary; and

        o Southern Union will not make any payment of interest, principal or premium, on or repay, repurchase or redeem any subordinated debt securities issued by Southern Union that rank equally with or junior to such subordinated debt securities.
                                      -44-

The restriction in paragraph (1) above does not apply to any stock dividends paid by Southern Union, or any of its subsidiaries, where the dividend stock is the same as the stock on which the dividend is being paid.

Events of Default

         The subordinated indenture provides that any one of the following events is an event of default:

        o failure to pay any interest due on any subordinated debt security for 10 days;

        o failure to pay the principal of, or any premium on, any subordinated debt security when due, whether at maturity, by acceleration, upon redemption, by declaration or otherwise;

        o failure to perform any other covenant or agreement in the indenture, which continues for 60 days after written notice is given to Southern Union by the subordinated debt securities trustee or the holders of at least 25% of the outstanding subordinated debt securities of that series;

        o failure to pay principal of, or premium on, any indebtedness of Southern Union or any of its subsidiaries in excess of 10% of Southern Union's consolidated net worth (the sum of stockholder's equity, preferred stock and minority interests), provided that (i) the indebtedness has already become due and payable at its stated maturity or (ii) the failure results in the acceleration of the maturity of the indebtedness;

        o the voluntary or involuntary dissolution, winding-up or termination of the applicable trust, except in connection with the distribution of the related subordinated debt securities to the holders of the common securities and the trust preferred securities in liquidation or redemption of the common securities and trust preferred securities, the redemption of all of the related trust preferred securities or certain mergers, consolidations or amalgamations permitted by the trust agreement;

        o certain events in any bankruptcy, insolvency or reorganization of Southern Union or its assets; or

        o any other event of default listed in the supplemental indenture for a series of subordinated debt securities.

         Southern Union is required to file annually with the subordinated debt securities trustee an officer's certificate as to its compliance with all conditions and covenants under the indenture. The indenture permits the subordinated debt securities trustee to withhold notice to the holders of subordinated debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, such subordinated debt securities if the subordinated debt securities trustee considers it in the interest of the holders of subordinated debt securities to do so.

         If an event of default, other than certain events with respect to Southern Union's bankruptcy, insolvency and reorganization, or the dissolution, winding-up or termination of the applicable trust, occurs and is continuing with respect to the subordinated debt securities, the subordinated debt securities trustee or the holders of at least 25% in principal amount of the outstanding subordinated debt securities of that series may declare the outstanding subordinated debt securities of that series due and payable immediately. If Southern Union's bankruptcy, insolvency or reorganization, or the dissolution, winding-up or termination of the applicable trust, causes an event of default for subordinated debt securities of a particular series, then the principal of all the outstanding subordinated debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the subordinated debt securities trustee or any holder.

         If an event of default with respect to a particular series of subordinated debt securities occurs and is continuing, the subordinated debt securities trustee will be under no obligation to exercise any of its rights or powers under the subordinated debt securities indenture at the request or direction of any of the holders of subordinated debt securities of such series (other than certain duties listed in the indenture), unless such holders offer to the subordinated debt securities trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the subordinated debt securities trustee to comply with the holders' request. If they provide this indemnity to the subordinated debt securities trustee, the holders of a majority in principal amount of the outstanding subordinated debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt securities trustee under the indenture, or exercising any trust or power given to the subordinated debt securities trustee with respect to the subordinated debt securities of that series. The subordinated debt securities trustee may refuse to follow directions in conflict with law or the indenture that may subject the subordinated debt securities trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

         The holders of not less than a majority in principal amount of any series of the outstanding subordinated debt securities may, on behalf of the holders of all the subordinated debt securities of such series waive any past default under indenture with respect to such series and its consequences (other than defaults resulting from Southern Union's bankruptcy, insolvency or reorganization, or the dissolution, winding-up or termination of the applicable trust, which may be waived by the holders of not less than a majority in principal amount of all securities outstanding under the indenture), except a default:

        o in the payment of the principal of (or premium, if any) or interest on any subordinated debt security of any series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any subordinated debt securities premium has been deposited with the subordinated debt securities trustee; or

        o in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of such series affected by the modification or amendment.

Modification or Waiver

         Southern Union and the subordinated debt securities trustee may modify and amend the indenture with the consent of the holders of not less than a majority in principal amount of all outstanding subordinated debt securities or any series of subordinated debt securities that is affected by such modification or amendment. The consent of the holder of each outstanding subordinated debt security of a series is required in order to:

        o change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any subordinated debt security of such series;
                                      -46-

        o reduce the principal amount or the rate of interest on or any additional amounts payable, or any premium payable upon the redemption of such series;

        o change Southern Union's obligation to pay additional amounts in respect of any subordinated debt security of such series;

        o reduce the amount of principal of a subordinated debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that subordinated debt security;

        o adversely affect any right of repayment at the option of the holder of any subordinated debt security of such series;

        o change the place or currency of payment of principal of, or any premium or interest on, any subordinated debt security of such series;

        o impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the subordinated debt security or any redemption date or repayment date for the subordinated debt security;

        o reduce the percentage of holders of outstanding subordinated debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the indenture or reduce the requirements for voting or quorum described below;

        o   modify the change of control provisions, if any;

        o reduce the percentage of outstanding subordinated debt securities of such series necessary to waive any past default; or

        o   modify any of the above requirements.

         Southern Union and the subordinated debt securities trustee may modify and amend the indenture without the consent of any holder for the following purposes:

        o to evidence the succession of another entity to Southern Union as obligor under the indenture;

        o to add to Southern Union's covenants for the benefit of the holders of all or any series of subordinated debt securities;

        o to add events of default for the benefit of the holders of all or any series of subordinated debt securities;

        o to add or change any provisions of the subordinated debt securities indenture to facilitate the issuance of bearer securities;

        o to change or eliminate any provisions of the indenture but only if any such change or elimination will become effective only when there are no outstanding subordinated debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

        o to establish the form or terms of subordinated debt securities of any other series;

        o   secure the subordinated debt securities;

        o to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the indenture by more than one trustee; and

        o to change the indenture with respect to the authentication and delivery of additional series of subordinated debt securities, in order to cure any ambiguity, defect or inconsistency in the indenture, but only if such action does not adversely affect the interest of holders of subordinated debt securities of any series in any material respect.

         The indenture contains provisions for convening meetings of the holders of subordinated debt securities of a series if subordinated debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the subordinated debt securities trustee, by Southern Union or by the holders of at least 10% in principal amount of the subordinated debt securities of such series outstanding. In any case, notice must be given as provided in the indenture. Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the subordinated debt securities of that series, except for any consent that must be given by the holder of each subordinated debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the indenture at any duly held meeting of holders of subordinated debt securities of that series will be binding on all holders of the subordinated debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the subordinated debt securities of a series outstanding, unless a specified percentage in principal amount of the subordinated debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding subordinated debt securities of such series will constitute a quorum. However, if any action is to be taken at a meeting of holders of subordinated debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding subordinated debt securities affected, or of the holders of such series of subordinated debt securities and one or more additional series, then:

        o   there will be no minimum quorum requirement for such meeting; and

        o the principal amount of the outstanding subordinated debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Defeasance and Covenant Defeasance

         Southern Union may elect either (i) to defease and be discharged from any and all obligations with respect to the subordinated debt securities (except as otherwise provided in the indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture ("covenant defeasance"), upon the deposit with the subordinated debt securities trustee, in trust for such purpose, of money and/or specified government obligations that through the payment of principal, premium, if any, and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the subordinated debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Southern Union must deliver to the subordinated debt securities trustee an opinion of counsel to the effect that the holders of the subordinated debt securities of such series will
                                      -48-
not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable prospectus supplement.

         Southern Union may exercise its defeasance option with respect to the subordinated debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Southern Union exercises its defeasance option, payment of the subordinated debt securities of such series may not be accelerated because of an event of default. If Southern Union exercises its covenant defeasance option, payment of the subordinated debt securities of such series may not be accelerated by reference to any covenant from which Southern Union is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Financial Information

         While any of the subordinated debt securities are outstanding, Southern Union will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if Southern Union stops being subject to those sections, and Southern Union will also provide to all holders and file with the trustees copies of such reports and documents within 15 days after filing them with the SEC or, if its filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after Southern Union would have been required to file such reports and documents if permitted, in each case at Southern Union's cost.

Payment, Registration and Transfer

         Unless Southern Union specifies otherwise in a prospectus supplement, it will pay principal, interest and any premium on the subordinated debt securities, and they may be surrendered for payment or transferred, at the offices of the subordinated debt securities trustee. Southern Union will make payment on registered subordinated debt securities by checks mailed to the persons in whose names the subordinated debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If Southern Union makes subordinated debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

         Southern Union will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered subordinated debt securities, without the payment of any service charge except for any tax or governmental charge.

         The subordinated debt securities issued to a trust or the property trustee of such trust will be issued as registered subordinated debt securities. Registered subordinated debt securities will be securities recorded in the securities register kept at the corporate office of the subordinated debt
                                      -49-
securities trustee for the trust that issued that series of securities. Registered subordinated debt securities will be exchangeable for other registered subordinated debt securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations.

         In the event of any redemption of subordinated debt securities, Southern Union will not be required to:

        o issue, register the transfer of or exchange subordinated debt securities of any series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption if subordinated debt securities of the series are issuable only as registered subordinated debt securities, (b) the day of mailing of the relevant notice of redemption if the subordinated debt securities of the series are also issuable as registered subordinated debt securities and there is no publication, and (c) the day of the first publication of the relevant notice of redemption if the subordinated debt securities are issuable as bearer securities;

        o register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

        o issue, register the transfer of or exchange any subordinated debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

         If the subordinated debt securities are distributed to the holders of the related trust preferred securities, the subordinated debt securities may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depository arrangements for such subordinated debt securities are expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and the terms of the depository arrangements relating to payments, transfer, voting rights, redemptions and other notices and other matters, see "Description of the Trust Preferred Securities - Book-Entry Only Issuance - The Depositary Trust Company."

Governing Law

         The subordinated debt securities and the indenture will be governed by, and interpreted in accordance with, the laws of the State of New York.

Information Concerning the Subordinated Debt Securities Trustee

         Prior to the occurrence of a default with respect to the indenture and after the curing or waiving of all events of default with respect to the indenture, the subordinated debt securities trustee undertakes to perform only those duties as are specifically set forth in the indenture. In case an event of default has occurred and has not been cured or waived, the trustee will exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to these provisions, the subordinated debt securities trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debt securities unless it is offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.
                                      -50-

         Southern Union and certain of its affiliates may, from time to time, maintain a banking relationship with the subordinated debt securities trustee.

Miscellaneous

         Southern Union will have the right at all times to assign any of its rights or obligations under the Southern Union indenture to one of its direct or indirect wholly-owned subsidiaries. In the event of such an assignment, Southern Union will remain liable for all of its obligations. The indenture otherwise will be binding upon and exist for the benefit of the parties to the subordinated debt securities indenture and their successors and assigns. The indenture provides that it may not otherwise be assigned by the parties thereto.

                        DESCRIPTION OF GLOBAL SECURITIES

Book-Entry, Delivery and Form

         Unless the company issuing the debt securities, trust preferred securities, warrants, common stock, preferred stock, stock purchase contracts, stock purchase units or depositary shares (the "securities") indicates differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, "global securities"). The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary ("DTC"), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

        o a limited-purpose trust company organized under the New York Banking Law;

        o a "banking organization" within the meaning of the New York Banking
          Law;

        o a member of the Federal Reserve System;

        o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

         DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
                                      -51-

         Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

         To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. The company issuing the securities will maintain an office or agency in the Borough of Manhattan, the City of New York where notices and demands in respect of the securities and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005, in the case of U.S. Bank Trust National Association, and 101 Barclay Street, Floor 21, New York, New York 10286, in the case of The Bank of New York.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

         Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC's procedures.

         In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

         So long as securities are in book-entry form, the company issuing such securities will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive
                                      -52-
certificated form under the limited circumstances described below, the company issuing the securities will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

         Principal and interest payments on the securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

         Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

         The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

         DTC is under no obligation to provide its services as depositary for the securities and may discontinue providing its services at any time. Neither the company issuing the securities nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if DTC notifies the company issuing such securities that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be; the company issuing such securities determines, in its sole discretion, not to have such securities represented by one or more global securities; or an Event of Default under the indenture has occurred and is continuing with respect to such series of securities, the company issuing such securities will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to Southern Union's Current Report on Form 8-K dated March 10, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  VALIDITY OF THE SECURITIES AND THE GUARANTEES

         Unless stated otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Fleischman and Walsh, L.L.P., Washington, D.C. Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, L.L.P., and other attorneys in that firm beneficially own shares of common stock that, in the aggregate, represent less than one percent (1%) of the outstanding shares of common stock of Southern Union. Certain United States federal income taxation matters will be passed upon for Southern Union, Southern Union Financing II and Southern Union Financing III by special tax counsel to the Company and the Trusts when appropriate with respect to any particular offering.

                              PLAN OF DISTRIBUTION

         We may sell the securities described in this prospectus from time to time in one or more transactions

        (a) to purchasers directly;

        (b) to underwriters for public offering and sale by them;

        (c) through agents;

        (d) through dealers: or

        (e) through a combination of any of the foregoing methods of sale.

         We may distribute the securities from time to time in one or more transactions at;

        (a) a fixed price or prices, which may be changed;

        (b) market prices prevailing at the time of sale;

        (c) prices related to such prevailing market prices; or

        (d) negotiated prices.

         Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

Direct Sales

         We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

         The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or
                                      -54-
commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

         Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

         Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

         We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

         If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery of Securities Purchase Contracts

         We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price by means of delayed delivery of our securities purchase contracts. Such delayed delivery contracts will provide for payment for, and delivery of, the underlying security on future dates.

        o If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and we will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

        o These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

        o We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.


General Information

         Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and
                                      -55-
agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

         Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

         Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.
                                      -56-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee ..................        $ 73,600
Rating Agency Fees .............................................        $150,000
Blue Sky Fees and Expenses .....................................        $ 20,000
Trustee's Expenses .............................................        $ 10,000
Printing and Engraving Fees ....................................        $ 50,000
Accounting Fees and Expenses ...................................        $ 65,000
Legal Fees and Expenses ........................................        $175,000
Miscellaneous ..................................................        $ 25,000
                                                                        --------
                                                                        --------
                                            TOTAL ..............        $568,600
                                                                        ========

All of the above except the Securities and Exchange Commission registration fee (previously paid) are estimated.

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify its directors and officers, subject to certain limitations. Southern Union's Bylaws require Southern Union to indemnify its respective directors and officers to the fullest extent permitted by law.

         Article TWELFTH of the Restated Certificate of Incorporation of Southern Union eliminates personal liability of directors to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

         The directors and officers of Southern Union are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by Southern Union. Southern Union has entered into an Indemnification Agreement with each member of its Board of Directors. The Indemnification Agreement provides the
                                      II-1

Directors with the contractual right to indemnification for any acts taken in their capacity as a director of Southern Union to the fullest extent permitted under Delaware law.

         Under each trust agreement, no Trustee, affiliate of a Trustee, officer, director, shareholder, member, partner, employee, representative or agent of the Trustee, or any employee or agent of the Trust or its affiliates (each, an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust or to any officer, director, shareholder, member, partner, employee, representative or agent of either the Trust or the Trust's affiliates or to any holder of Trust Common Securities or Trust Preferred Securities (each, a "Covered Person") for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred upon such Indemnified Person by the trust agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omissions.

         Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit 1.1 to this registration statement will agree to indemnify Southern Union's directors and their officers who signed the registration statement against certain liabilities that may arise under the Securities Act with respect to information furnished to Southern Union by or on behalf of any such indemnifying party.

Item 16.  Exhibits.
          --------

         Exhibits identified below in parentheses are on file with the SEC and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

------------- -----------------------------------------------------------------------------------------------------------------
  Exhibit                                                         Document
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(1)           Underwriting Agreements
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.1           - Form of Underwriting Agreement for offering trust preferred securities (Southern Union Financing II and
              Southern Union Financing III). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.2           - Form of Underwriting Agreement for offering debt securities (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.3           - Form of Underwriting Agreement for offering preferred stock (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.4           - Form of Underwriting Agreement for offering common stock (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.5           - Form of Underwriting Agreement for offering stock purchase units (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(4)           Instruments Defining the Rights of Security Holders, Including Indentures
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.1           - Senior Debt Securities Indenture between Southern Union Company and JP Morgan Chase Bank (as successor to the
              Chase Manhattan Bank, N.A.), as Trustee.  (Filed as Exhibit 4.1 to Southern Unions' Current Report on Form 8-K
              dated February 15, 1994 and incorporated herein by reference.)
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.2           - Subordinated Debt Securities Indenture between Southern Union Company and JP Morgan Chase Bank (as successor to The Chase Manhattan Bank, N.A.), as Trustee.  (Filed as Exhibit 4-G to Southern Union's Registration
              Statement on Form S-3 (No.  33-58297) and incorporated herein by reference).
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
                                      II-2


4.3           - Certificate of Trust of Southern Union Financing II (previously filed as Exhibit 4-B to Southern Union's
              Registration Statement on Form S-3 (No.  33-58297) and incorporated herein by reference).
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.4           - Certificate of Trust of Southern Union Financing III (previously filed as Exhibit 4-C to Southern Union's
              Registration Statement on Form S-3 (No.  33-58297) and incorporated herein by reference).
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.5           - Form of Trust Agreement (Amended and Restated Declaration of Trust) of Southern Union Financing II.  *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.6           - Form of Trust Agreement (Amended and Restated Declaration of Trust) of Southern Union Financing III.  *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.7           - Forms of Supplemental Indenture to Subordinated Debt Securities
              Indenture issued in connection with Southern Union Financing II and Southern Union Financing III Trust Preferred Securities. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.8           - Form of Subordinated Debt Security (included in Exhibit 4.7). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.9           - Form of Trust Preferred Security for Southern Union Financing II (included in Exhibit 4.5).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.10          - Form of Trust Preferred Security for Southern Union Financing III (included in Exhibit 4.6).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.11          - Form of Guarantee with respect to Trust Preferred Securities.  *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.12          - Form of Warrant Agreement.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.13          - Form of Warrant Certificate (included in Exhibit 4.12).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.14          - Form of Deposit Agreement.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.15          - Form of Depositary Receipt (included in Exhibit 4.14).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.16          - Form of Purchase Contract.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.17          - Form of Purchase Unit.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(5)           Opinion re Legality
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
5.1           - Opinion of Fleischman and Walsh, L.L.P., including the consent of such firm. ^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(8)           Opinion re Tax Matters
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
8.1           - Opinion of special tax counsel to Southern Union Company as to certain federal income taxation matters, including the consent of such firm.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(12)          Statements re Computation of Ratios
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
12.1          - Computation of Ratio of Earnings to Fixed Charges of Southern Union Company.
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
12.2          - Proforma Ratio of Earnings to Fixed Charges. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(23)          Consents of Experts and Counsel
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
23.1          - Consent of Independent Accountants, PricewaterhouseCoopers LLP.
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
23.2          - Consent of Fleischman and Walsh, L.L.P. will be contained in the opinion of counsel filed as Exhibit 5.1. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
23.3          - Consent of special tax counsel to Southern Union Company will be contained in the opinion of counsel filed as
              Exhibit 8.1. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(24)          Powers of Attorney
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
24.1          - Power of Attorney of the Directors of Southern Union Company.
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
                                      II-3


(25)          Statements of Eligibility of Trustees
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.1          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of JP Morgan Chase Bank, as
              Trustee under the Subordinated Debt Securities Indenture.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.2          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the
              Trust Agreement (Amended and Restated Declaration of Trust) of
              Southern Union Financing II.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.3          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the
              Trust Agreement (Amended and Restated Declaration of Trust) of
              Southern Union Financing III.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.4          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
              Trustee of the trust guarantees of Southern Union for the benefit of the holders of trust preferred securities of Southern Union
              Financing II.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.5          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
              Trustee of the trust guarantees of Southern Union for the benefit of the holders of trust preferred securities of Southern Union
              Financing III.^
------------- -----------------------------------------------------------------------------------------------------------------

* To be filed by amendment or by Issuer as part of a current report on Form 8-K ^ Filed herewith

Item 17.  Undertaking.

         Each of the Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Southern Union's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Each of the Registrants hereby undertakes:
                                      II-4

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3)of the Securities Act.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to
                        the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Each of the Registrants hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1933 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be
                                      II-5
         deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Southern Union Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (SEC File No. 333-102388) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, State of Pennsylvania, on March 10, 2003.

                                            SOUTHERN UNION COMPANY


                                            By: /s/ DAVID J. KVAPIL
                                                -------------------------------
                                                  David J.  Kvapil
                                                  Executive Vice President and
                                                  Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement (SEC File No. 333-102388) has been signed by the following persons in the capacities indicated on March 10, 2003

                 Signature/Name                                   Title
                 --------------                                   -----
GEORGE L. LINDEMANN*                               Chief Executive Officer and Director
JOHN E. BRENNAN*                                   Director
FRANK W. DENIUS*                                   Director
THOMAS F. KARAM*                                   President and Chief Operating Officer,
                                                   Director
DAVID BRODSKY                                      Director
KURT A. GITTER, M.D.*                              Director
ADAM M. LINDEMANN*                                 Director
ROGER J. PEARSON*                                  Director
GEORGE ROUNTREE, III*                              Director
RONALD M. SIMMS*                                   Director
/S/ DAVID J. KVAPIL                                 Executive Vice President and
-----------------------------------                 Chief Financial Officer (Principal Accounting Officer)
David J. Kvapil

*by /S/ David J. Kvapil
-----------------------------------
Attorney-in-fact

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, each of Southern Union Financing Trust II and Southern Union Financing Trust III certifies that it has reasonable grounds to believe that they meet the requirements for filing on Form S-3 and have duly caused this Amendment No. 1 to the Registration Statement (SEC File No. 333-102388) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, State of Pennsylvania, on March 10, 2003.

                                              SOUTHERN UNION FINANCING II


                                              By: /S/ DAVID J. KVAPIL
                                                      --------------------------
                                                      David J. Kvapil
                                                      Trustee


                                              By: /S/ DENNIS K. MORGAN
                                                      -------------------------
                                                      Dennis K. Morgan
                                                      Trustee


                                              SOUTHERN UNION FINANCING III


                                              By: /S/ DAVID J. KVAPIL
                                                      -------------------------
                                                      David J. Kvapil
                                                      Trustee


                                              By: /S/ DENNIS K. MORGAN
                                                      -------------------------
                                                      Dennis K. Morgan
                                                      Trustee




                                  EXHIBIT INDEX

------------- -----------------------------------------------------------------------------------------------------------------
  Exhibit                                                         Document
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(1)           Underwriting Agreements
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.1           - Form of Underwriting Agreement for offering trust preferred securities (Southern Union Financing II and
              Southern Union Financing III). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.2           - Form of Underwriting Agreement for offering debt securities (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.3           - Form of Underwriting Agreement for offering preferred stock (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.4           - Form of Underwriting Agreement for offering common stock (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
1.5           - Form of Underwriting Agreement for offering stock purchase units (Southern Union Company). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(4)           Instruments Defining the Rights of Security Holders, Including Indentures
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.1           - Senior Debt Securities Indenture between Southern Union Company and JP Morgan Chase Bank (as successor to the
              Chase Manhattan Bank, N.A.), as Trustee.  (Filed as Exhibit 4.1 to Southern Unions' Current Report on Form 8-K
              dated February 15, 1994 and incorporated herein by reference.)
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.2           - Subordinated Debt Securities Indenture between Southern Union Company and JP Morgan Chase Bank (as successor to The Chase Manhattan Bank, N.A.), as Trustee.  (Filed as Exhibit 4-G to Southern Union's Registration
              Statement on Form S-3 (No.  33-58297) and incorporated herein by reference).
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.3           - Certificate of Trust of Southern Union Financing II (previously filed as Exhibit 4-B to Southern Union's
              Registration Statement on Form S-3 (No.  33-58297) and incorporated herein by reference).
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.4           - Certificate of Trust of Southern Union Financing III (previously filed as Exhibit 4-C to Southern Union's
              Registration Statement on Form S-3 (No.  33-58297) and incorporated herein by reference).
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.5           - Form of Trust Agreement (Amended and Restated Declaration of Trust) of Southern Union Financing II.  *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.6           - Form of Trust Agreement (Amended and Restated Declaration of Trust) of Southern Union Financing III.  *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.7           - Forms of Supplemental Indenture to Subordinated Debt Securities
              Indenture issued in connection with Southern Union Financing II and Southern Union Financing III Trust Preferred Securities. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.8           - Form of Subordinated Debt Security (included in Exhibit 4.7). *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.9           - Form of Trust Preferred Security for Southern Union Financing II (included in Exhibit 4.5).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.10          - Form of Trust Preferred Security for Southern Union Financing III (included in Exhibit 4.6).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.11          - Form of Guarantee with respect to Trust Preferred Securities.  *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.12          - Form of Warrant Agreement.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.13          - Form of Warrant Certificate (included in Exhibit 4.12).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.14          - Form of Deposit Agreement.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
                                      II-9


4.15          - Form of Depositary Receipt(included in Exhibit 4.14).*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.16          - Form of Purchase Contract.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
4.17          - Form of Purchase Unit.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(5)           Opinion re Legality
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
5.1           - Opinion of Fleischman and Walsh, L.L.P., including the consent of such firm.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(8)           Opinion re Tax Matters
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
8.1           - Opinion of special tax counsel to Southern Union Company as to certain federal income taxation matters, including the consent of such firm.*
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(12)          Statements re Computation of Ratios
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
12.1          - Computation of Ratio of Earnings to Fixed Charges of Southern Union Company.
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
12.2          - Proforma Ratio of Earnings to Fixed Charges. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(23)          Consents of Experts and Counsel
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
23.1          - Consent of Independent Accountants, PricewaterhouseCoopers LLP.
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
23.2          - Consent of Fleischman and Walsh, L.L.P. will be contained in the opinion of counsel filed as Exhibit 5.1. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
23.3          - Consent of special tax counsel to Southern Union Company will be contained in the opinion of counsel filed as
              Exhibit 8.1. *
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(24)          Powers of Attorney
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
24.1          - Power of Attorney of the Directors of Southern Union Company.
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
(25)          Statements of Eligibility of Trustees
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.1          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of JP Morgan Chase Bank, as
              Trustee under the Subordinated Debt Securities Indenture.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.2          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the
              Trust Agreement (Amended and Restated Declaration of Trust) of
              Southern Union Financing II.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.3          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the
              Trust Agreement (Amended and Restated Declaration of Trust) of
              Southern Union Financing III.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.4          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
              Trustee of the trust guarantees of Southern Union for the benefit of the holders of trust preferred securities of Southern Union
              Financing II.^
------------- -----------------------------------------------------------------------------------------------------------------
------------- -----------------------------------------------------------------------------------------------------------------
25.5          - Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
              Trustee of the trust guarantees of Southern Union for the benefit of the holders of trust preferred securities of Southern Union
              Financing III.^
------------- -----------------------------------------------------------------------------------------------------------------
* To be filed by amendment or by Issuer as part of a periodic report or a current report on Form 8-K.
^ Filed herewith.
                                     II-10





                                                                                                                      Exhibit 12.1

                                                               RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Six Months                   Year Ended June 30,
                                                                      Ended     --------------------------------------------------
                                                                    December 31,
                                                                      2002       2002       2001       2000       1999       1998
                                                                               --------   --------   --------   --------   --------
EARNINGS: ........................................................                           (dollars in thousands)
Consolidated pre-tax income (loss) from continuing operations ....  $ 14,380   $  4,931   $ 70,258   $(12,363)  $(13,506)  $(16,111)
Interest .........................................................    46,483    100,472    112,408     60,433     44,832     43,788
Net amortization of debt discount and premium and issuance expense     1,385      2,936      3,118      1,242        965      1,029
Interest portion of rental expense ...............................       932      1,865      2,753      2,718      2,013      1,391
                                                                    --------   --------   --------   --------   --------   --------
                                                                    --------   --------   --------   --------   --------   --------
       Earnings ..................................................  $ 63,180   $110,204   $188,537   $ 52,030   $ 34,304   $ 30,097
                                                                    ========   ========   ========   ========   ========   ========

FIXED CHARGES:
Interest .........................................................  $ 46,483   $100,472   $112,408   $ 60,433   $ 44,832   $ 43,788
Net amortization of debt discount and premium and issuance expense     1,385      2,936      3,118      1,242        965      1,029
Interest portion of rental expense ...............................       932      1,865      2,753      2,718      2,013      1,391
                                                                    --------   --------   --------   --------   --------   --------
                                                                    --------   --------   --------   --------   --------   --------
       Fixed Charges .............................................  $ 48,800   $105,273   $118,279   $ 64,393   $ 47,810   $ 46,208
                                                                    ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges ...............................      1.29       1.05       1.59          -*         -*         -*
                                                                    ========   ========   ========   ========   ========   ========

*   The earnings were inadequate to cover fixed charges by approximately $12.4 million, $13.5 million and $16.1 million for the years ended June 30, 2000, 1999 and 1998, respectively.  In accordance with generally accepted accounting principles, the
    Company did not allocate interest expense or other corporate costs to discontinued operations for all period presented, resulting in the recognition of losses from continuing operations for the years ended June 30, 2000, 1999 and 1998.  All outstanding debt of Southern Union Company and subsidiaries is maintained at the corporate level and no debt was assumed by
    ONEOK, Inc. in the sale of the Company's Texas Operations, effective January 1, 2003.

                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 17, 2002, except for the information in Note XIX as to which the date is January 1, 2003, relating to the financial statements, which appears in the Current Report on Form 8-K dated March 10, 2003. We also consent to the incorporation by reference of our report dated September 17, 2002, relating to the financial statement schedules, which appears in Southern Union Company's Annual Report on Form 10-K for the year ended June 30, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 10, 2003